UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Tongjitang Chinese Medicines Company
(Exact Name of Registrant as Specified in Charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
5th Floor, Block B Nanshan Medical Device Park 1019 Nanhai Avenue, Shekou, Nanshan District Shenzhen, 518067 Guangdong Province People’s Republic of China
(Address of Principal Executive Offices)

2006 Share Incentive Plan
(Full title of the plan)

CT Corporation System 111 Eighth Avenue New York, New York 10011 (212) 894-8940
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Mr. Justin Chen
Chief Financial Officer
5th Floor, Block B
Nanshan Medical Device Park
1019 Nanhai Avenue, Shekou, Nanshan District
Shenzhen, 518067 Guangdong Province
People’s Republic of China
Telephone: (86755) 2667 0969
Louis Lehot, Esq. Sheppard, Mullin, Richter & Hampton LLP 390 Lytton Avenue, Palo Alto, California 94301 U.S.A. Telephone: (650) 815 2640

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

RECENT EVENTS: DEREGISTRATION OF SHARES

The Registration Statement on Form S–8 (Registration No. 333-148002) (the "Registration Statement") of Tongjitang Chinese Medicines Company ("Tongjitang"), pertaining to the registration of 13,534,972 of Tongjitang's ordinary shares of common stock, par value $0.001 per share (“Ordinary Shares”) (as such amounts may have increased for any stock split, stock dividend, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend or similar adjustment to the outstanding Ordinary Shares), of Tongjitang, to which this Post-Effective Amendment No. 2 relates, was originally filed with the Securities and Exchange Commission (the "SEC") on December 12, 2007 as amended by the Post-Effective Amendment No. 1 filed with the SEC on December 23, 2008.

Tongjitang, Hanmax Investment Limited ("Hanmax"), Fosun Industrial Co., Limited, ("Fosun") and Tonsun International Company Limited, ("Merger Sub"), entered into an Agreement and Plan of Merger on October 29, 2010, as amended on February 21, 2011 (the "Merger Agreement"). On March 31, 2011, at an extraordinary general meeting of the shareholders of Tongjitang, the shareholders of Tongjitang voted to adopt the Merger Agreement, as contemplated by the Merger Agreement.

On April 14, 2011, Tongjitang and Merger Sub filed a plan of merger with the Cayman Islands Companies Registrar which was registered by the Registrar of the Cayman Islands Companies Registrar as of April 14, 2011 (the “Effective Time”), pursuant to which Merger Sub was merged with and into Tongjitang, with Tongjitang continuing as the surviving corporation (the "Merger"). At the Effective Time, each outstanding Ordinary Share and American Depositary Share (each of which represents four Ordinary Shares), other than Ordinary Shares and American Depositary Shares held by Hanmax, Fosun and their respective subsidiaries, will be cancelled in exchange for the right to receive $1.125 per Ordinary Share and $4.50 per American Depositary Share, respectively, in cash without interest and less any applicable taxes. No shareholders exercised dissenters’ and appraisal rights under Cayman Islands law with respect to the Merger.

As a result of the Merger, Tongjitang has terminated all offerings of Ordinary Shares pursuant to the Registration Statement. In accordance with an undertaking made by Tongjitang in the Registration Statement to remove from registration, by means of a post-effective amendment, any Ordinary Shares which remain unsold at the termination of the offering, Tongjitang hereby removes from registration all shares of Common Stock registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, China, on April 15, 2011.

TONGJITANG CHINESE MEDICINES COMPANY.

By:	/s/ Xiaochun Wang
Name:	Xiaochun Wang
Title:	Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on April 15, 2011.

Signature	Title

/s/ Xiaochun Wang	Chairman of the Board of Directors and Chief Executive Officer
Xiaochun Wang	(principal executive officer)

/s/ *	Chief Operating Officer, Interim Chief Financial Officer and Director
Justin Chen Yan	(principal financial and accounting officer)

/s/ *	Director
Yongcun Chen

/s/ *	Independent Director
Harry K. Genant

/s/ *	Independent Director
David Ray White

/s/ *	Authorized Representative in the United States
Name: Donald J. Puglisi Title: Managing Director, Puglisi & Associates

* By:	/s/ Xiaochun Wang
Xiaochun Wang Attorney-in-fact